Exhibit 19.1

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

INSIDER TRADING POLICY

I.
INTRODUCTION
1.
Purpose.

The purpose of this Insider Trading (this “Policy”) is to help CCC Intelligent Solutions Holdings Inc. and its subsidiaries (the “Company”) and its directors, officers and employees comply with U.S. federal and state securities laws, as well as similar laws in other countries where the Company does business, and to preserve the reputation and integrity of the Company.

2.
What Is Insider Trading?

Insider trading occurs when a person who is aware of material non-public information about a company buys or sells that company’s securities or provides material non-public information to another person who may trade on the basis of that information. Insider trading is illegal and prohibited.

3.
What Transactions are Subject to this Policy?

This Policy applies to purchases or sales, as well as gifts, of the Company’s securities (e.g., common stock, as well as options, puts, calls or other derivatives, whether or not issued by the Company) or any other type of securities that the Company may issue, such as preferred stock, debt, convertible debentures and warrants (collectively, “Company Securities”).

4.
Who is subject to this Policy?

Company Personnel. This Policy applies globally to all directors, officers and employees of the Company and to those acting on behalf of the Company, such as auditors, agents, and consultants (collectively, “Company Personnel”). The use of “you” throughout this Policy speaks directly to Company Personnel.

Family Members. This Policy also applies to anyone who lives in your household (including a child away at college), and to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including, in each case, by adoption) who do not live in your household but whose transactions in Company Securities are directed by you or subject to your influence or control (including those who consult with you before they trade in Company Securities) (collectively referred to as “Family Members”). Company Personnel are responsible for the transactions of Family Members and therefore should inform their Family Members of the need to confer with them before trading in Company Securities.

Controlled Entities. This Policy also applies to any entities or accounts that are under the influence or control or are a beneficiary, including corporations, partnerships or trusts, of Company Personnel or their Family Members (collectively, “Controlled Entities”), and transactions by such Controlled Entities should be treated for the purposes of this Policy as if they were for the account of the Company Personnel or Family Member.

Designated Persons. In addition, as specified in Section III of this Policy, Designated Persons (as defined below) are subject to additional restrictions relating to the prohibition of purchases and sales of Company Securities.

5.
Where to Direct Questions.

Questions about this Policy or any proposed transaction should be directed to the Legal Department at *****.

6.
Individual Responsibility.

You are responsible for complying with this Policy, including for determining whether you are in possession of material non-public information. Any action on the part of the Company, the Legal Department or Company Personnel pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, including as described below in more detail under the heading “Consequences of Violation.”

II.
INSIDER TRADING
1.
Policy Prohibiting Insider Trading.

No Trading on Material Non-Public Information. If you are aware of material non-public information about the Company, you may not, directly or indirectly, buy or sell Company Securities.

No Tipping. If you are aware of material non-public information about the Company, you may not communicate or pass (“tip”) that information on to others outside the Company, including Family Members and friends. The federal securities laws impose liability on any person who “tips” (the “tipper”) or communicates material non-public information to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.

Additional restrictions on trading Company Securities applicable to certain Designated Persons are included in Section III below. Company Personnel that are not subject to the restrictions specified in Section III below are nevertheless encouraged to refrain from trading in Company Securities during a Blackout Period (as defined below) to avoid even the appearance of impropriety.

Company Personnel who, in the course of their dealings with the Company (as a director, officer, employee or otherwise), learn of material non-public information about a company with which the Company does business, including a customer or supplier of the Company, or that is involved in a potential transaction or business relationship with the Company, may not trade in that company’s securities or take advantage of or pass such material non-public information about that company until the information becomes public or is no longer material.

2.
What is Material, Non-Public Information?

Company Personnel who have access to material, non-public information must take special precautions to keep it confidential.

Company Personnel should take special care to ensure that any material, non-public information is kept in a secure location, and cannot be seen, heard, accessed or stolen by others, including Family Members or friends, particularly when working remotely, or when in public spaces.

Identifying Material Information. As a general rule, you should consider material information as any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no exact standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and you should carefully consider how a transaction may be construed by regulators or other enforcement authorities who will have the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•
A proposed acquisition, sale, joint venture, merger or tender offer;
•
Large contracts, renewals and terminations;
•
Projected future earnings or losses;
•
Changes to earnings guidance or projections, if any;
•
A significant expansion or cutback of operations;
•
Significant changes to vendor or supplier pricing;
•
Extraordinary management or business developments;
•
Changes in executive management;
•
Major lawsuits or legal settlements;
•
Significant cybersecurity incidents;
•
Extraordinary customer quality claims;
•
The commencement or results of regulatory proceedings;
•
The gain or loss of a major customer or supplier;
•
Company restructuring;
•
Borrowing activities, including contemplated financing and refinancing arrangements (other than in the ordinary course);
•
A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•
The establishment, actual purchases, or the anticipated timing of purchases of a repurchase program for Company Securities;
•
A change in pricing or cost structure;
•
Major marketing changes;
•
A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•
Regulatory approval of a new product, process, or service;
•
Removal of a product from the market;
•
The imposition of a ban on trading in Company Securities or the securities of another company; or
•
Impending bankruptcy or the existence of severe liquidity problems.

When Is Information Considered “Public”? Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Filings with the U.S. Securities and Exchange Commission (“SEC”) and press releases are generally regarded as public information. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one trading day has elapsed since the day on which the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

Confidentiality of Material, Non-Public Information. Company Personnel who have access to material, non-public information must take special precautions to keep it confidential, including by keeping all files and documents containing the material, non-public information in a secure location, and may only disclose material, non-public information to other employees and external parties who need to know it to perform their jobs and who also have an obligation to maintain its confidentiality. Company Personnel disclosing material non-public information to other Company Personnel pursuant to this Policy shall use reasonable efforts to advise the recipient of the status of information as material non-public information. A list of participants on confidential projects, and/or restrictions on the use or sharing of certain information, may be maintained as additional precautions, as will be determined on a case by case basis. Any public disclosure of material, non-public information may only be made by authorized spokespersons and must be made at the time and in the manner required to meet legal requirements, which may impact the timing or format of planned internal or external communications.

If you have any question as to whether information or material or is publicly available, please err on the side of caution and direct an inquiry to the Legal Department.

III.
CERTAIN ADDITIONAL RESTRICTIONS
1.
Designated Persons.

All Designated Persons are subject to the Blackout Periods and Pre-Clearance restrictions described in this Section III. Designated Persons may not give trading advice of any kind about the Company, whether or not such Designated Person is aware of material non-public information.

The following are “Designated Persons”:

•
All directors and officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company.
•
Family Members and Controlled Entities of directors and officers of the Company.
•
Certain key financial and communications employees (designated individuals will be identified and contacted through a separate communication).
•
Such other persons as may be designated from time to time by the Legal Department for the duration of their designation as such (designated individuals will be identified and contacted through a separate communication).
2.
Blackout Periods.

Unless pursuant to a properly established Rule 10b5-1 Plan (as defined below) or a transaction not subject to this Policy set forth in Section III.E below, in order to prevent inadvertent violations of the securities laws and to avoid even the appearance of trading on the basis of material non-public information, Designated Persons may not conduct transactions (for their own or related accounts) involving the purchase, sale or gift of Company Securities during the following periods (the “Blackout Periods”):

•
The period commencing on the tenth day prior to the end of each of the Company’s fiscal quarters (i.e., March 22, June 21, September 21, and December 22) and, in each case, ending after the close of trading on the second full trading day following the public release of the Company’s earnings results for that fiscal quarter; and
•
Any other period designated in writing by the Chief Legal Officer.

If you are made aware of the existence of an event-specific Blackout Period, you should not disclose the existence of such Blackout Period to any other person.

3.
Pre-Clearance.

All Designated Persons must clear purchases, sales, gifts, and other transfers of Company Securities with the Chief Legal Officer (or his/her designee) before the trade may occur.

Designated Persons seeking to pre-clear a transaction in Company Securities must notify the Legal Department in writing of the desire to conduct a trade at least two (2) business days before the date of the proposed transaction (unless a shorter period is approved by the Chief Legal Officer (or his/her designee)). Designated Persons should be prepared to provide the dates on which the proposed transactions are expected to occur and to identify the broker-dealer or any other investment professional responsible for executing the trade. The Chief Legal Officer (or his/her designee) will inform the requesting individual of a decision with respect to the request as soon as possible after considering all the circumstances relevant to his/her determination. The Chief Legal Officer (or his/her designee) is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If the Chief Legal Officer (or his/her designee) has not responded to a request for pre-clearance, do not trade in the Company’s Securities. If approved, the transaction must occur within two (2) full trading days after receipt of approval (so long as the transaction is not during a Blackout Period and the Designated Person does not obtain any material non-public information in the interim between making the request for pre-clearance and executing the transaction). If permission is denied, refrain from initiating any transaction in Company Securities, and do not inform any other person of the restriction. Preclearance requests will not be granted during a Blackout Period.

Even if approval to trade pursuant to the pre-clearance process is obtained in writing, or pre-clearance is not required for a particular transaction, Designated Persons may not trade in the Company Securities if he or she is aware of material, non-public information about the Company or any of the companies covered by this Policy. This Policy does not require preclearance of transactions in any other company’s securities unless otherwise indicated in writing by the Chief Legal Officer.

4.
Prohibited and Special Transactions.

In addition to the other restrictions and prohibitions contained in this Policy, Company Personnel may not engage in the following activities:

•
Short-Term Trading: Sell any Company Securities of the same class during the six months following the purchase (or vice versa). Shares purchased through the Company’s equity plans and transactions with the Company are not subject to this restriction.
•
Short Sales: Engage in short sales (selling securities that you do not own, with the intention of buying the securities at a lower price in the future) of Company Securities. In addition, Section 16(c) of the Exchange Act prohibits directors and officers from engaging in short sales.

Company Personnel are also prohibited from engaging in the following transactions in Company Securities unless pre-approval is obtained from the Chief Legal Officer (or, for executive officers of the Company, with respect to pledging and hedging, from the Board of Directors or the Audit Committee of the Board of Directors of the Company):

•
Publicly Traded Options: Engaging in puts, calls, or other derivative securities, on an exchange or in any other organized market.
•
Pledging: Pledging, hypothecating, or otherwise encumbering shares of Company Securities as collateral for indebtedness. This includes but is not limited to holding such shares in a margin account or any other account that could cause Company Securities to be subject to a margin call or otherwise be available as collateral for a margin loan.
•
Hedging: Purchasing a financial instrument or entering into any transaction that is designed to hedge, establish downside price protection or otherwise offset declines in the market value of Company Securities, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds) and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company Securities.
•
Standing and Limit Orders: Placing standing or limit orders on Company Securities outside of a properly established Rule 10b5-1 Plan.
5.
Transactions under Company Plans.

To the extent permitted under the applicable Company plans, this Policy does not apply to the following, except as specifically noted:

•
Stock Option Exercises: Exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the cost of exercise.
•
Restricted Stock Awards: Vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
•
401(k) Plan: Purchases of Company Securities in the Company’s 401(k) plan resulting from periodic contribution of money to the plan pursuant to standard payroll deduction elections.
•
Employee Stock Purchase Plan: Purchases of Company Securities in the employee stock purchase plan resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your initial election to participate in the plan, changes to your election to participate in the plan (including in amounts contributed) for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.
•
Other Similar Transactions: Any other similar purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
6.
Rule 10b5-1 Plans.

Rule 10b5-1 under the Exchange Act, provides an affirmative defense, under certain conditions, against allegations that an insider traded in the Company’s securities while aware of material non-public information. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a trading plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions, including blackout and pre-clearance requirements.

A Rule 10b5-1 Plan (and any material modification to a Rule 10b5-1 Plan, including with respect to the amount, pricing, and timing of transactions) must be approved by the Chief Legal Officer (or his/her designee) and meet the requirements of Rule 10b5-1. Requests for approval must be submitted at least two (2) business days prior to the entry into the Rule 10b5-1 Plan (unless a shorter period is approved by the Chief Legal Officer (or his/her designee)). A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information and not during a blackout period. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.

7.
Post-Termination Transactions.

The Policy continues to apply to transactions in Company Securities even after your service with the Company has ended (other than the pre-clearance and trading prohibitions during a Blackout Period, which will cease to apply upon the expiration of any Blackout Period pending at the time of the termination of service). If you are aware of material non-public information when your employment terminates, you may not purchase or sell Company Securities until that information has become public or is no longer material.

IV.
CONSEQUENCES OF VIOLATION

Insider trading is a serious crime. There are no thresholds or limits on the size of a transaction that will trigger insider trading liability. Insider trading violations are pursued vigorously by the SEC and can be detected using advanced technologies. In the past, relatively small trades have resulted in investigations by the SEC or the Department of Justice and lawsuits.

Individuals found liable for insider trading (and tipping) face penalties of up three (3) times the profit gained or loss avoided, a criminal fine of up to $5 million and up to twenty (20) years in jail. In addition to the potential criminal and civil liabilities, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally plus collect other damages. Furthermore, the Company (and its executive officers and directors) could face penalties the greater of $1 million or three (3) times the profit gained or loss avoided as a result of an employee’s violation and/or criminal penalty of up to $25 million.

Without regard to civil or criminal penalties that may be imposed by others, violation of this Policy and its procedures may constitute grounds for Company-imposed sanctions, including dismissal from the Company for cause. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Initially Adopted: July 30, 2021

Most Recent Revision: February 20, 2025